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                                                                   Exhibit 10.32


                                 PROMISSORY NOTE


$8,000,000.00
                                                           Boston, Massachusetts
                                                                   July 31, 1997

         FOR VALUE RECEIVED, the undersigned Micrion Corporation, a Massachusetts corporation (the "Borrower"), hereby promises to pay to the order of FLEET NATIONAL BANK (the "Bank") the principal amount of Eight Million and 00/100 ($8,000,000.00) Dollars ("Principal"), with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder. As used herein, the "Letter Agreement" will be deemed to mean that certain Letter Agreement of even date herewith between the Bank and the Borrower, as same may be from time to time amended.

         Interest on all unpaid Principal shall be due and payable monthly in arrears, on the first day of each month, commencing on the first such date after the date hereof and continuing hereof and on the first day of each month thereafter and on the date of payment of this note in full, at a fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) which shall at all times be equal to the sum of (i) one and one-half percent (1.5%) per annum plus (ii) the Prime Rate, as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in the aforesaid rate of interest to become effective on the same day on which any change in the Prime Rate is effective. Overdue Principal and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable under this note with respect to the Principal which is overdue (or as to which such interest is overdue) (but in no event in excess of the maximum rate permitted by then applicable law), compounded monthly and payable on demand. As used herein, "Prime Rate" means that rate of interest per annum announced by the Bank from time to time as its prime rate, it being understood that such rate is merely a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto. If the entire amount of any required Principal and/or interest is not paid within ten (10) days after the same is due, the Borrower shall pay to the Bank a late fee equal to five percent (5%) of the required payment.

         All outstanding Principal shall be repaid by the Borrower to the Bank in 8 equal consecutive quarterly installments (each in the amount of $1,000,000), such an installment to be paid on each of September 30, 1998, December 31, 1998, March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000, with the then remaining balance of Principal and all interest accrued but unpaid thereon being due and payable in full in any event on June 30, 2000. The Borrower may at any time and from time to time prepay all or any portion of any Term Loan (as defined in the Letter Agreement), but only in the manner, and (under certain circumstances) with the additional payments, provided for in the Letter Agreement. Each Principal prepayment shall be accompanied by payment of all interest
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on this note accrued but unpaid to the date of payment. Any partial prepayment of Principal will be applied against Principal installments in inverse order of normal maturity.

         Payments of both Principal and interest shall be made, in immediately available funds, at the office of the Bank located at 75 State Street, Boston, Massachusetts 02109, or at such other address as the Bank may from time to time designate.

         The undersigned Borrower irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to this note or on the books of the Bank, at or following the time of receiving any payment of Principal, an appropriate notation reflecting such transaction and the then aggregate unpaid balance of Principal. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower hereunder or under the Letter Agreement. The unpaid Principal amount of this note, as recorded by the Bank from time to time on such schedule or on such books, shall constitute presumptive evidence of the unpaid principal amount of the Term Loan.

         The Borrower hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands and notices generally in connection with the delivery, acceptance, performance, default or enforcement of or under this note, and (c) agrees to pay, to the extent permitted by law, all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by the Bank in enforcing this note and any collateral or security therefor, all whether or not litigation is commenced.

         This note is the Term Note referred to in the Letter Agreement and is entitled to the benefits of the Security Agreement (as defined in the Letter Agreement). This note is subject to prepayment as set forth in the Letter Agreement (which may require the making of certain additional payments, as provided for in the Letter Agreement). The maturity of this note may be accelerated upon the occurrence of an Event of Default, as provided in the Letter Agreement.

         Executed, as an instrument under seal, as of the day and year first above written.


CORPORATE SEAL                               MICRION CORPORATION

ATTEST:


/s/ N.P. Economou                            By: /s/ David M. Hunter
----------------------------                     -----------------------------
President & C.E.O                                Name: David M. Hunter
                                                 Title: Vice President, Finance
                                                        and Administration

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